Exhibit 99.1

AGILYSYS APPOINTS TONY PRITCHETT CHIEF FINANCIAL OFFICER

Assumes Role Following Service as Interim CFO

Alpharetta, GA – June 19, 2017 – Agilysys, Inc. (Nasdaq: AGYS) ("the Company"), a global provider of next-generation hospitality software solutions and services, announced today that effective June 14, Tony Pritchett has been appointed Chief Financial Officer.  Mr. Pritchett has been serving as Agilysys's Interim CFO since November 2016.

Ramesh Srinivasan, President and CEO of Agilysys, commented, "During his time as Interim CFO and in various previous senior finance roles, Tony has done terrific work for Agilysys and has consistently demonstrated his ability to be our CFO and one of our key leaders. I have thoroughly enjoyed working with Tony during my five months at Agilysys. Working alongside our talented, deep and experienced leadership teams, Tony will play a crucial role in helping us drive revenue and profitability growth. I look forward to sharing our upcoming journey to greatness with Tony."

Prior to assuming the role of Interim CFO, Mr. Pritchett served as the Company's Senior Director of Operations. He joined Agilysys in 2012 as Controller of the Company's Retail Solutions Group, and subsequent to the divestiture of the Retail Solutions Group served as the Company's Corporate Controller.  Prior to joining Agilysys, Mr. Pritchett served in various senior roles, including as director of financial reporting at PGI and in Grant Thornton's assurance practice. Mr. Pritchett, a certified public accountant, graduated from the University of Georgia in 2005 with a Bachelor of Business Administration degree in accounting along with a Master of Accountancy.

About Agilysys
Agilysys is a leading technology company that provides innovative point-of-sale, property management, inventory and procurement, workforce management, analytics, document management and mobile and wireless solutions and services to the hospitality industry. The company's solutions and services allow property managers to better connect, interact and transact with their customers by streamlining operations, improving efficiency, increasing guest recruitment and wallet share, and enhancing the guest experience. Agilysys serves four major market sectors: Gaming, both corporate and tribal; Hotels, Resorts and Cruise; Foodservice Management; and Restaurants, Universities, Stadia and Healthcare. Agilysys operates throughout North America, Europe and Asia, with corporate services located in Alpharetta, GA. For more information, visit www.agilysys.com.

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Investor Contact:
Tony Pritchett
Chief Financial Officer
Agilysys, Inc.
770-810-7941 or investorrelations@agilysys.com

Richard Land, Norberto Aja, Jim Leahy
JCIR
212-835-8500 or agys@jcir.com